EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-175101) of Pacira Pharmaceuticals, Inc. of our report dated March 27, 2012, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. and Subsdiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 27, 2012